Exhibit 99.1

Chimera Investment Corporation to Restate GAAP Financial Statements for Periods from 2008 through 2011

NEW YORK--(BUSINESS WIRE)--August 7, 2012--Chimera Investment Corporation (NYSE: CIM) today reported that each of the Company’s previously issued consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, and interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008 and for all subsequent quarters through the quarter ended September 30, 2011 (collectively, the “Restatement Period”) need to be restated (the “Restatement”).

The Restatement is not expected to affect the Company’s previously reported GAAP or economic book values, actual cash flows, dividends and taxable income for any previous period.

As previously disclosed, the Company commenced an evaluation of its accounting policy related to the application of generally accepted accounting principles (“GAAP”) to its non-Agency residential mortgage-backed securities portfolio. The evaluation relates to the accounting for non-Agency residential mortgage-backed securities portfolio under Financial Accounting Standards Board Accounting Standards Codification (ASC) Subtopic 320-10, Investments – Debt and Equity Securities (“ASC 320-10”), ASC Subtopic 325-40, Investments – Other – Beneficial Interests in Securitized Financial Assets (“ASC 325-40”), and ASC Subtopic 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”).

The Company has determined that it should have applied the guidance in ASC 325-40 as the basis for recognizing interest income and other than temporary impairment (“OTTI”) on some of its investments in non-Agency residential mortgage-backed securities that are not of high credit quality, and the guidance in ASC 310-30 as the basis for recognizing interest income and OTTI on other of its investments in non-Agency residential mortgage-backed securities with deteriorated credit quality.

The Company is still completing its evaluation. As a result of applying the correct GAAP guidance to its investments in non-Agency residential mortgage-backed securities, the Company’s previously reported GAAP earnings will be reduced and GAAP statements of financial condition will change. Set forth below are the Company’s estimates of the cumulative anticipated impact of the Restatement on its previously issued consolidated financial statements for the Restatement Period.

Consolidated Statements of Operations:

  Interest income for the Restatement Period is expected to decrease by approximately $411 million from approximately $1.88 billion to $1.46 billion.
  Other-than-temporary impairment losses for the Restatement Period is expected to increase by approximately $293 million from approximately $190 million to $484 million.
  Realized losses on sales for the Restatement Period is expected to decrease by approximately $9 million from approximately $29 million to $20 million.
  Net income for the Restatement Period is expected to decrease by approximately $695 million from approximately $1.06 billion to $367 million.

Consolidated Statements of Financial Condition:

  Accumulated other comprehensive income for the Restatement Period is expected to increase by approximately $695 million from approximately $30 million to $725 million.
  Accumulated deficit for the Restatement Period is expected to increase by approximately $695 million from ($289) million to ($984) million.

In light of the need for a Restatement, the Company’s previously issued consolidated financial statements for the Restatement Period and the corresponding audit opinions of Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm since its inception and up to and including for the fiscal year ended December 31, 2011, on the consolidated financial statements and the reports on internal controls over financial reporting included in or described in the Company’s previously filed Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, should no longer be relied upon. The Company currently intends to present the Restatement in its Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 10-K”), which has not yet been filed. The Company is currently unable to estimate the timing for filing the 2011 10-K, and expects to file its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2012 within 60 days of filing the 2011 10-K and any subsequent unfiled Quarterly Reports will be filed as soon as practicable.

More detail related to the GAAP guidance and the Restatement is available in a Current Report on Form 8-K that the company is filing with the U.S. Securities and Exchange Commission (the “SEC”).

The above statements regarding the expected impact and amounts of the Restatement and the anticipated timing of SEC filings constitute forward-looking statements that are based on the Company’s current expectations. The actual impact and amounts and the detailed presentation of the Restatement will be included in the Company’s upcoming filings after it has completed its work on the Restatement and Deloitte has completed its audit of the Company’s consolidated financial statements for the year ended December 31, 2011. There can be no assurance that the final impact and the amounts of the Restatement will not differ materially from estimates that are described in this release or in the Current Report on Form 8-K or that any other information set forth herein will not change materially before we file our restated consolidated financial statements. The Company specifically notes that it is still evaluating its projection of cash flows for OTTI and income recognition purposes.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, the Restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, material weaknesses in internal control over financial reporting and the filing of our untimely SEC reports, to differ materially from those in the forward-looking statements. These factors include, among other things, the risk that additional information may arise from the preparation of our restated consolidated financial statements and that our internal control over financial reporting may be inadequate or have weaknesses of which we are not currently aware or which have not been detected. The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. For a discussion of a variety of risk factors affecting our business and prospects, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”), as supplemented by the reports we have filed since the 2010 10-K.

CONTACT:
Chimera Investment Corporation
Investor Relations
646-454-3759
www.chimerareit.com